EXHIBIT 99.1

Piedmont Office Realty Trust Reports Third Quarter 2020 Results
ATLANTA, October 29, 2020--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets, today announced its results for the quarter ended September 30, 2020.

Highlights for the Quarter Ended September 30, 2020:

•Reported net income applicable to common stockholders of $8.9 million, or $0.07 per diluted share, for the quarter ended September 30, 2020, as compared with $8.4 million, or $0.07 per diluted share, for the quarter ended September 30, 2019;
•Reported Core Funds From Operations of $0.48 per diluted share for the quarter ended September 30, 2020 as compared to $0.45 for the quarter ended September 30, 2019;
•Completed approximately 229,000 square feet of leasing (excluding a 172,000 square foot back fill lease), with over a third related to new tenants;
•Executed leases for the quarter reflected cash rent roll ups of 6.5% and accrual rent increases of 9.1%;
•Collected approximately 99% of billed tenant receivables for the third quarter; and
•Completed inaugural "green" bond issuance - $300 million in aggregate principal amount of 3.15% Senior Notes due 2030 used to provide long-term financing for the acquisition of the LEED-certified Galleria Office Towers in Dallas, TX.

Subsequent to Quarter End:
•Sold a portfolio of the three remaining assets located in NJ: 600 Corporate Drive and 200 and 400 Bridgewater Crossing, for approximately $130 million, or $176 per square foot;
•Acquired 222 South Orange Avenue, an approximately 127,000 square foot office building connected to Piedmont's 200 South Orange Avenue office tower located in downtown Orlando, FL for $20 million, or $157 per square foot; and
•Declared fourth quarter dividend of $0.21 per share.

Commenting on the third quarter's results, Brent Smith, President and Chief Executive Officer, said, "We continued to experience strong rent collections and stable financial results during the third quarter, thanks in large part to our portfolio of properties located in strong, amenity-rich, growth markets and our well-diversified, credit-worthy tenants. With new leasing and capital transaction activity beginning to slowly recover during the third quarter from COVID-19 restrictions, we are encouraged by the uptick in leasing tours and proposal activity and our growing leasing pipeline. Also, subsequent to the end of the quarter, we closed on the sale of our New Jersey portfolio and purchased 222 South Orange Avenue, bolstering our position in the Orlando market." Continuing, Smith added, "In addition, we were pleased to complete our inaugural 'green' bond issuance during the third quarter, demonstrating our continued commitment to investing in the highest quality office properties while responsibly managing our impact on the environment."

Results for the Quarter ended September 30, 2020

Piedmont recognized net income applicable to common stockholders for the three months ended September 30, 2020 of $8.9 million, or $0.07 per diluted share, comparable to $8.4 million, or $0.07 per diluted share, for the three months ended September 30, 2019.

Funds From Operations ("FFO") and Core FFO, were both $0.48 per diluted share for the three months ended September 30, 2020 as compared to $0.45 for the three months ended September 30, 2019 with the third quarter of 2020's results reflecting rental rate roll ups across the portfolio over the past twelve months, net acquisition and disposition activity since July 1, 2019, lower property operating costs, and decreased general and administrative and interest expense.
Total revenues and property operating costs were $131.7 million and $53.3 million, respectively, for the three months ended September 30, 2020, compared to $135.4 million and $54.6 million, respectively, for the third quarter of 2019, with both line items in 2020 reflecting the commencement of new leases, lower reimbursable costs from reduced active occupancy, and net transactional activity during the twelve months prior to September 30, 2020. General and administrative expense was $5.5 million for the third quarter of 2020 as compared to $8.0 million for the same period in 2019, with the three months ended September 30, 2020 reflecting decreased accruals for stock based compensation.

Leasing Update

During the three months ended September 30, 2020, Piedmont completed approximately 229,000 square feet of leasing across its portfolio, with over a third of the activity related to new tenant leasing. These results exclude a 172,000 square foot lease with Deluxe Corporation at Glenridge Highlands II, in Atlanta, GA, that is back filling most of the space related to First Data that was acquired by Fiserv in 2019. Deluxe will be investing $10 million into the building to create a technology innovation center for the Southeast. With regard to the 229,000 square feet of leasing executed during the third quarter, the largest new tenant lease executed was with D.C. Department of General Services on behalf of the D.C. Department of Employment Services for approximately 56,000 square feet at 400 Virginia Avenue in Washington, D.C. Leases executed during the third quarter for recently occupied space reflected a 6.5% and 9.1% roll up in cash and accrual rents, respectively.
As of September 30, 2020, the Company's reported leased percentage and weighted average remaining lease term were approximately 87% and 6.3 years, respectively, with approximately 1.2 million square feet of executed leases for vacant space yet to commence or under rental abatement. Taking into account the sale of the New Jersey portfolio that occurred subsequent to quarter end, the Company's proforma leased percentage would have been approximately 87.4% as of September 30, 2020.
Other than the City of New York's 313,000 square foot lease that is currently in holdover status at 60 Broad Street in New York, the Company has no lease expirations greater than 1% of annualized lease revenue during the eighteen month period following September 30, 2020. The Company remains in advanced discussions for the renewal of substantially all of the City of New York's leased square footage.
Same Store Net Operating Income ("Same Store NOI") decreased 5.7% and increased 0.4% on a cash and accrual basis, respectively, for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019. The decrease in cash basis Same Store NOI was primarily attributable to rental payment deferrals associated with approximately 60 tenant agreements (a majority of which are retail tenants) that the Company has entered into to date as a result of COVID-19 related issues. Such agreements generally rescheduled rent payments from the second or third quarter of 2020 to the fourth quarter of 2020 or into 2021. Details outlining Piedmont's largest upcoming lease commencements and expirations, the status of certain major leasing activity and a schedule of the largest lease abatements can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Financing Update

During the three months ended September 30, 2020, Piedmont issued $300 million in aggregate principal amount of 3.15% Senior Notes due 2030 and used all the proceeds to provide long-term financing for the acquisition of The Galleria Office Towers in Dallas, TX by paying off the interim funding of the acquisition. The Galleria Office Towers are LEED Certified and are considered an "eligible green project". Eligible green projects include the development and acquisition of green buildings, energy efficient building upgrades, installation of sustainable water and wastewater management systems, and the development of renewable energy.

Transactional Update

Subsequent to September 30, 2020, Piedmont sold a portfolio of three assets located in New Jersey: 600 Corporate Drive, located in Lebanon, NJ; and 200 and 400 Bridgewater Crossing, located in Bridgewater, NJ, for approximately $130 million, or $176 per square foot. The sale completed Piedmont's exit from the New Jersey office market.

Also subsequent to September 30, 2020, Piedmont acquired 222 South Orange Avenue, an approximately 127,000 square foot office building connected to Piedmont's 200 South Orange Avenue asset located in downtown Orlando, FL, for $20 million, or $157 per square foot. 222 South Orange Avenue is located along the Orange Avenue entrance to Piedmont's existing 200 South Orange Avenue property, sharing several physical connection points, including an atrium. Piedmont plans to immediately begin a redevelopment of the property to reposition the asset to a standard consistent with 200 South Orange Avenue.

Fourth Quarter 2020 Dividend Declaration

On October 28, 2020, the board of directors of Piedmont declared a dividend for the fourth quarter of 2020 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on November 27, 2020, payable on January 4, 2021.

Guidance for 2020

The longer-term consequences on the economy and our tenants as a result of the COVID-19 pandemic continue to be unknown. Notwithstanding the economic backdrop, Piedmont has a strong, diversified tenant base, a majority of which is investment grade quality. During the third quarter of 2020, the Company collected approximately 99% of billed tenant receivables, net of approximately $2.0 million of tenant rental billings that have been deferred until later in 2020 or 2021. Year to date, the Company has entered into approximately 60 agreements with various tenants that primarily defer approximately $6.7 million of 2020 rent payments until either the fourth quarter of 2020 or into 2021. The Company has a strong balance sheet with excellent liquidity, including approximately $24 million of cash and full availability under its $500 million line of credit as of September 30, 2020, as well as no debt maturities until late 2021. Additionally, the Company has recorded a $4.8 million general reserve against billed and straight-line rent tenant receivables.

Additional information regarding the Company's year-to-date performance, identified trends, and current expectations related to the pandemic's impact on 2020 annual performance as compared to the Company's original expectations for the year are as follows:

•While the Company has experienced an uptick in leasing tours and proposals during the third and early fourth quarter, overall “new tenant” leasing for 2020 will be less than originally expected, modestly lowering 2020 net operating income (“NOI”) by approximately $5 million.
•Piedmont’s transient parking income is estimated to be lower by approximately $2 to $3 million for the year.
•Overall retail NOI, which comprises approximately 1% of the Company’s total 2020 revenues, is estimated to be lower by approximately $2 million for the year.
•During the nine months ended September 30, 2020, the Company has taken approximately $2.6 million in bad debt charges against rental revenue in recognition of an increase in collectibility risk. The Company also has recorded a $4.8 million general reserve against billed and straight-line rent tenant receivables.
•Reduced operating expenses (net of tenants' share) at the Company's buildings during 2020 are anticipated to be $3 to $4 million for the year.
•The Company anticipates $5 million lower interest expense for 2020 due to lower prevailing interest rates.
•The Company anticipates $1 to $2 million in lower general and administrative expenses for the year.

The above identified impacts of the COVID-19 pandemic on NOI during 2020 equate to a net reduction of approximately $6 to $8 million from our original expectations for the year.

Based on management's current expectations, the Company is reinstating guidance for the year ending December 31, 2020, which represents an approximately 6% increase over 2019 results, as follows:

(in millions, except per share data)	Low		High
Net Income	$217	-	$218
Add:
Depreciation	110	-	111
Amortization	93	-	94
Less: Gain on Sale of Real Estate Assets	(191)	-	(192)
NAREIT FFO applicable to common stock	$229	-	$231
NAREIT FFO per diluted share	$1.81	-	$1.83

Less: Loss on Early Extinguishment of Debt	9	-	9
Core FFO applicable to common stock	$238	-	$240
Core FFO per diluted share	$1.88	-	$1.90

These estimates reflect management's view of current market conditions and incorporate the impacts and trends noted above as well as the effects of the fourth quarter acquisition and disposition activity noted above. The above guidance is based on information available to management as of the date of this release. Actual results could differ materially from these estimates based on a variety of factors as discussed under "Forward Looking Statements" below.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended September 30, 2020 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Friday, October 30, 2020 at 10:00 A.M. Eastern daylight time. The live, listen-only, audio web cast of the call may be accessed on the Company's website at http://investor.piedmontreit.com/news-and-events/events-calendar. Dial-in numbers for analysts who plan to actively participate in the call are (844) 369-8770 for participants in the United States and Canada and (862) 298-0840 for international participants. A replay of the conference call will be available through 10:00 A.M. Eastern time on November 13, 2020, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 38220. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review third quarter 2020 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended September 30, 2020 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets, with the majority of its revenue being generated from the Sunbelt. Its geographically-diversified, approximately $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its markets and is investment-grade rated by S&P Global Ratings (BBB) and Moody’s (Baa2). At the end of the third quarter, approximately 63% of the company’s portfolio was ENERGY STAR certified and approximately 41% was LEED certified. For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include substantially all of the statements contained in the section labeled "Guidance for 2020" (including all statements regarding our expected results of operations for the current fiscal year).
The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements: actual or threatened public health epidemics or outbreaks, such as the novel coronavirus (COVID-19) pandemic that the world is currently experiencing, and governmental and private measures taken to combat such health crises, which may affect our personnel, tenants, tenants' operations and ability to pay lease obligations, demand for office space, and the costs of operating our assets; the adequacy of our general reserve established as a result of the COVID-19 pandemic, as well as the impact of any increase in this reserve or the establishment of any special reserve in the future; economic, regulatory, socioeconomic changes, and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and specifically the seven markets in which we primarily operate where we have high concentrations of our annualized lease revenue; lease terminations, lease defaults, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which REITs are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; additional risks and costs associated with directly managing properties occupied by government tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in the method pursuant to which the LIBOR rates are determined and the potential phasing out of LIBOR after 2021; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect international trade, including the uncertainty surrounding the United Kingdom’s withdrawal from the European Union, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by co-working tenants, including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986 or otherwise adversely affect our stockholders; the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the three months ended March 31, 2020, June 30, 2020, and September 30, 2020.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30, 2020	December 31, 2019

Assets:
Real estate assets, at cost:
Land	$505,228	$485,560
Buildings and improvements	3,283,980	2,943,685
Buildings and improvements, accumulated depreciation	(803,160)	(730,750)
Intangible lease assets	161,870	125,171
Intangible lease assets, accumulated amortization	(63,353)	(50,766)
Construction in progress	56,393	29,920
Real estate assets held for sale, gross	—	233,951
Real estate assets held for sale, accumulated depreciation and amortization	—	(94,261)
Total real estate assets	3,140,958	2,942,510
Cash and cash equivalents	23,958	13,545
Tenant receivables	11,301	8,226
Straight line rent receivables	154,620	132,342
Restricted cash and escrows	1,781	1,841
Prepaid expenses and other assets	28,074	25,427
Goodwill	98,918	98,918
Deferred lease costs, gross	463,447	413,071
Deferred lease costs, accumulated depreciation	(169,975)	(147,324)
Other assets held for sale, gross	—	63,158
Other assets held for sale, accumulated depreciation	—	(34,957)
Total assets	$3,753,082	$3,516,757
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs	$1,588,411	$1,292,374
Secured debt, inclusive of premium and unamortized debt issuance costs	28,424	189,030
Accounts payable, accrued expenses, and accrued capital expenditures	120,763	117,496
Dividends payable	—	26,427
Deferred income	36,613	34,609
Intangible lease liabilities, less accumulated amortization	38,324	25,069
Interest rate swaps	10,618	5,121
Other liabilities held for sale	—	7,657
Total liabilities	1,823,153	1,697,783
Stockholders' equity:
Common stock	1,260	1,258
Additional paid in capital	3,692,634	3,686,398
Cumulative distributions in excess of earnings	(1,740,670)	(1,871,375)
Other comprehensive income	(24,993)	967
Piedmont stockholders' equity	1,928,231	1,817,248
Non-controlling interest	1,698	1,726
Total stockholders' equity	1,929,929	1,818,974
Total liabilities and stockholders' equity	$3,753,082	$3,516,757

Number of shares of common stock outstanding as of end of period	126,029	125,783

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2020	9/30/2019	9/30/2020	9/30/2019
Revenues:
Rental and tenant reimbursement revenue	$128,280	$130,579	$391,681	$382,213
Property management fee revenue	751	405	2,146	2,819
Other property related income	2,662	4,437	9,668	13,993
Total revenues	131,693	135,421	403,495	399,025
Expenses:
Property operating costs	53,293	54,613	159,631	158,798
Depreciation	28,255	27,131	83,339	80,004
Amortization	22,990	19,505	70,970	55,666
Impairment loss on real estate assets	—	1,953	—	1,953
General and administrative	5,469	7,950	20,049	29,736
Total operating expenses	110,007	111,152	333,989	326,157
Other income (expense):
Interest expense	(12,725)	(16,145)	(41,942)	(46,750)
Other income	319	263	817	1,292
Loss on early extinguishment of debt	—	—	(9,336)	—
Gain/(loss) on sale of real estate assets	(340)	32	191,032	39,370
Total other income (expense)	(12,746)	(15,850)	140,571	(6,088)
Net income	8,940	8,419	210,077	66,780
Net loss applicable to noncontrolling interest	3	3	2	3
Net income applicable to Piedmont	$8,943	$8,422	$210,079	$66,783
Weighted average common shares outstanding - diluted	126,385	126,240	126,302	126,190
Net income per share applicable to common stockholders - diluted	$0.07	$0.07	$1.66	$0.53

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2020	9/30/2019	9/30/2020		9/30/2019
GAAP net income applicable to common stock	$8,943	$8,422	$210,079		$66,783
Depreciation of real estate assets(1)	27,960	26,909	82,384		79,346
Amortization of lease-related costs	22,976	19,491	70,930		55,622
Impairment loss on real estate assets	—	1,953	—		1,953
(Gain)/loss on sale of real estate assets	340	(32)	(191,032)		(39,370)
NAREIT Funds From Operations applicable to common stock*	60,219	56,743	172,361		164,334
Retirement and separation expenses associated with senior management transition in June 2019	—	—	—		3,175
Loss on early extinguishment of debt	—	—	9,336		—
Core Funds From Operations applicable to common stock*	60,219	56,743	181,697		167,509
Amortization of debt issuance costs, fair market adjustments on notes payable, and discounts on debt	931	526	2,180		1,574
Depreciation of non real estate assets	286	214	930		634
Straight-line effects of lease revenue	(6,315)	(1,531)	(20,378)		(7,437)
Stock-based compensation adjustments	1,336	(3,015)	4,281		1,949
Net effect of amortization of above/below-market in-place lease intangibles	(3,240)	(1,923)	(9,517)		(6,009)
Non-incremental capital expenditures(2)	(15,611)	(14,352)	(58,062)	(3)	(27,410)
Adjusted Funds From Operations applicable to common stock*	$37,606	$36,662	$101,131		$130,810
Weighted average common shares outstanding - diluted	126,385	126,240	126,302		126,190
Funds From Operations per share (diluted)	$0.48	$0.45	$1.36		$1.30
Core Funds From Operations per share (diluted)	$0.48	$0.45	$1.44		$1.33

(1)Excludes depreciation of non real estate assets.

(2)Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

(3)Includes the leasing commission for the approximately 20-year, 520,000-square-foot renewal and expansion of the State of New York's lease at our 60 Broad Street building in New York City that was executed during the fourth quarter of 2019.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	9/30/2020	9/30/2019	9/30/2020	9/30/2019

Net income applicable to Piedmont (GAAP)	$8,943	$8,422	$8,943	$8,422
Net loss applicable to non-controlling interest	(3)	(3)	(3)	(3)
Interest expense	12,725	16,145	12,725	16,145
Depreciation	28,247	27,124	28,247	27,124
Amortization	22,976	19,491	22,976	19,491
Impairment loss on real estate assets	—	1,953	—	1,953
(Gain)/Loss on sale of real estate assets	340	(32)	340	(32)
EBITDAre and Core EBITDA*	73,228	73,100	73,228	73,100
General & administrative expenses	5,469	7,950	5,469	7,950
Management fee revenue	(422)	(203)	(422)	(203)
Other income	(104)	(47)	(104)	(47)
Non-cash general reserve for uncollectible accounts	(33)	—
Straight line effects of lease revenue	(6,315)	(1,531)
Amortization of lease-related intangibles	(3,240)	(1,923)
Property NOI*	68,583	77,346	78,171	80,800
Net operating income from:
Acquisitions	(10,165)	(2,771)	(14,222)	(3,627)
Dispositions	(56)	(11,800)	(56)	(12,740)
Other investments(1)	18	(896)	(80)	(889)
Same Store NOI*	$58,380	$61,879	$63,813	$63,544
Change period over period in Same Store NOI	(5.7)%	N/A	0.4%	N/A

(1)Other investments consist of our investments in active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from Two Pierce Place in Itasca, IL are included in this line item.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Nine Months Ended		Nine Months Ended
	9/30/2020	9/30/2019	9/30/2020	9/30/2019

Net income applicable to Piedmont (GAAP)	$210,079	$66,783	$210,079	$66,783
Net income applicable to noncontrolling interest	(2)	(3)	(2)	(3)
Interest expense	41,942	46,750	41,942	46,750
Depreciation	83,315	79,982	83,315	79,982
Amortization	70,930	55,622	70,930	55,622
Impairment loss on real estate assets	—	1,953	—	1,953
Gain on sale of real estate assets	(191,032)	(39,370)	(191,032)	(39,370)
EBITDAre*	215,232	211,717	215,232	211,717
Loss on early extinguishment of debt	9,336	—	9,336	—
Retirement and separation expenses associated with senior management transition	—	3,175	—	3,175
Core EBITDA*	224,568	214,892	224,568	214,892
General & administrative expenses	20,049	26,561	20,049	26,561
Management fee revenue	(1,098)	(2,226)	(1,098)	(2,226)
Other income	(170)	(165)	(170)	(165)
Non-cash general reserve for uncollectible accounts	4,831	—
Straight line effects of lease revenue	(20,378)	(7,437)
Amortization of lease-related intangibles	(9,517)	(6,009)
Property NOI*	218,285	225,616	243,349	239,062
Net operating income from:
Acquisitions	(28,379)	(3,691)	(38,008)	(4,782)
Dispositions	(9,035)	(38,977)	(10,711)	(40,566)
Other investments(1)	(288)	(1,181)	(319)	(1,158)
Same Store NOI *	$180,583	$181,767	$194,311	$192,556
Change period over period in Same Store NOI	(0.7)%	N/A	0.9%	N/A

(1)Other investments consist of our investments in active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from Two Pierce Place in Itasca, IL are included in this line item.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.